UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 3)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                A. Schulman, Inc.
                                -----------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    808194104
                                    ---------
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                 August 22, 2005
                                 ---------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Equity Partners, L.P.                 13-4088890
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           428,350
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              428,350
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    428,350
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.4%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Investors, LLC                        13-4126527
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           428,350
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              428,350
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    428,350
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.4%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Offshore Fund, Ltd. (BVI)
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           264,624
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              264,624
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    264,624
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.86%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Advisors, LLC                         20-0327470
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           264,624
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            327,893
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              264,624
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    327,893
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    592,517
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.94%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Capital Group, L.P.                             13-3635132
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           692,974
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            327,893
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              692,974
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    327,893
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,020,867
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.34%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            LNA Capital Corp.                                         13-3635168
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           692,974
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            327,893
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              692,974
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    327,893
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,020,867
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.34%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            James Mitarotonda
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           692,974
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            327,893
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              692,974
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    327,893
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,020,867
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.34%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Parche, LLC                                               20-0870632
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           173,376
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              173,376
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    173,376
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.57%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Starboard Value & Opportunity Fund, LLC                   20-0666124
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           910,258
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              910,258
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    910,258
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.97%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Admiral Advisors, LLC                                     37-1484525
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           1,083,634
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              1,083,634
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,083,634
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.54%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ramius Capital Group, LLC                                 13-3937658
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           1,083,634
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              1,083,634
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,083,634
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.54%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            C4S & Co., LLC                                            13-3946794
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           1,083,634
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              1,083,634
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,083,634
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.54%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Peter A. Cohen
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            1,083,634
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    1,083,634
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,083,634
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.54%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgan B. Stark
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            1,083,634
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    1,083,634
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,083,634
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.54%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jeffrey M. Solomon
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            1,083,634
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    1,083,634
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,083,634
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.54%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Thomas W. Strauss
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            1,083,634
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    1,083,634
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,083,634
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.54%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Millenco, L.P.                                            13-3532932
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           39,868
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            327,893
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              39,868
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    327,893
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    367,761
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.2%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN, BD
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Millennium Management, L.L.C.                             13-3804139
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           39,868
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            327,893
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              39,868
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    327,893
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    367,761
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.2%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Israel A. Englander
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           39,868
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            327,893
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              39,868
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    327,893
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    367,761
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.2%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Partners, L.P.                                20-0133443
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           12,500
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              12,500
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    12,500
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.04%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Management, LLC                               20-0027325
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           12,500
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              12,500
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    12,500
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.04%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ronald Gross
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           12,500
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              12,500
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    12,500
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.04%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund, L.P.               73-1637217
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           17,532
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              17,532
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    17,532
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.06%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund (TE), L.P.          20-0024165
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           17,532
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              17,532
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    17,532
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.06%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund, Ltd.
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           105,190
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              105,190
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    105,190
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.34%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            HCM/Z Special Opportunities LLC                           98-0436333
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           35,062
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              35,062
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    35,062
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.11%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn & Co., L.P.                                    02-0597442
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           175,316
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              175,316
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    175,316
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.57%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            DBZ GP, LLC                                               42-1657316
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           175,316
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              175,316
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    175,316
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.57%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Zwirn Holdings, LLC                                       30-0080444
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           175,316
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              175,316
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    175,316
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.57%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
________________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Daniel B. Zwirn
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS                  OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           175,316
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              175,316
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    175,316
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.57%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                      IN
________________________________________________________________________________

      This Amendment No. 3 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on June 6, 2005, as amended by that certain Amendment No. 1 filed on July 1, 2005 and that certain Amendment No. 2 filed on August 3, 2005 (together, the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $1.00 per share (the "Common Stock"), of A. Schulman, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 3550 West Market Street, Akron, Ohio 44333.

Item 2.     Identity and Background.
            ------------------------

      The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

      As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 2,332,185 shares of Common Stock, representing approximately 7.62% of the shares of Common Stock presently outstanding.

Item 3.     Source and Amount of Funds or Other Consideration.
            --------------------------------------------------

      Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 404,797 shares of Common Stock. The amount of funds expended for such purchases was approximately $375,491.02 by Barington Companies Equity Partners, L.P., $2,232,171.37 by Barington Companies Offshore Fund Ltd. (BVI), $297,093.38 by Parche, LLC, $1,559,642.56 by Starboard Value & Opportunity Fund, LLC, $592,463.48 by HCM/Z Special Opportunities LLC, $296,048.97 by D.B. Zwirn Special Opportunities Fund, L.P., $1,777,631.72 by D.B. Zwirn Special Opportunities Fund, Ltd. and $296,273.42 by D.B. Zwirn Special Opportunities Fund (TE), L.P.

      All purchases of Common Stock by the Reporting Entities were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5.     Interest in Securities of the Issuer.
            -------------------------------------

      Items 5(a) and 5(b) of the Statement are hereby amended and restated as follows:

      (a) As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 428,350 shares of Common Stock, representing approximately 1.4% of the shares of Common Stock presently outstanding based upon the 30,605,296 shares of Common Stock reported by the Company to be issued and outstanding as of June 30, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on July 11, 2005 (the "Issued and Outstanding Shares"). As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 428,350 shares of Common Stock owned by Barington Companies Equity Partners, L.P.

      As of the date hereof, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 264,624 shares of Common Stock, constituting approximately 0.86% of the Issued and Outstanding Shares. As of the date hereof, Barington Companies Advisors, LLC beneficially owns 327,893 shares of Common Stock, which shares are held in a managed account as further described in Item 6 of the Statement. As the investment advisor to Barington Companies Offshore Fund, Ltd.
(BVI), Barington Companies Advisors, LLC may also be deemed to beneficially own the 264,624 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 592,517 shares, constituting approximately 1.94% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 327,893 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 264,624 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 428,350 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 1,020,867 shares, constituting approximately 3.34% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 428,350 shares owned by Barington Companies Equity Partners, L.P., the 327,893 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 264,624 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,020,867 shares, constituting approximately 3.34% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 428,350 shares owned by Barington Companies Equity Partners, L.P., the 327,893 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 264,624 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,020,867 shares, constituting approximately 3.34% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 428,350 shares owned by Barington Companies Equity Partners, L.P. and the 264,624 shares owned by Barington Companies Offshore Fund, Ltd. (BVI) and shared voting and dispositive power with respect to the 327,893 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC by virtue of his authority to vote and dispose of such shares. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, each of Parche, LLC and Starboard Value & Opportunity Fund, LLC beneficially own 173,376 shares and 910,258 shares of Common Stock, respectively, constituting approximately 0.57% and 2.97%, respectively, of the Issued and Outstanding Shares. As the Managing Member of each of Parche, LLC and Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 173,376 shares and the 910,258 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,083,634 shares, constituting approximately 3.54% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, LLC may be deemed to beneficially own the 173,376 shares and the 910,258 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,083,634 shares, constituting approximately 3.54% of the Issued and Outstanding Shares. As the Managing Member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 173,376 shares and the 910,258 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,083,634 shares, constituting approximately 3.54% of the Issued and Outstanding Shares. As the Managing Members of C4S & Co., LLC, each of Peter
A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 173,376 shares and the 910,258 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,083,634 shares, constituting approximately 3.54% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 173,376 shares and the 910,258 shares owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon & Strauss disclaim beneficial ownership of such shares.

      As of the date hereof, Millenco, L.P. may be deemed to beneficially own an aggregate of 367,761 shares of Common Stock, representing approximately 1.2% of the Issued and Outstanding Shares, 327,893 shares of which are held in a managed account as further described in Item 6 and 39,868 shares of which are owned by Millenco, L.P.

      As the general partner of Millenco, L.P., Millennium Management, L.L.C. may be deemed to beneficially own the 367,761 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P. As the Managing Member of Millennium Management, L.L.C., which in turn is the general partner of Millenco, L.P., Mr. Englander may be deemed to beneficially own the 367,761 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P., constituting approximately 1.2% of the Issued and Outstanding Shares. Each of Millennium Management L.L.C. and Mr. Englander disclaims beneficial ownership of any such shares except to the extent of its or his respective pecuniary interest therein.

      As of the date hereof, RJG Capital Partners, L.P. beneficially owns 12,500 shares of Common Stock, constituting approximately 0.04% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 12,500 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 17,532 shares and 17,532 shares of Common Stock, respectively, constituting approximately 0.06% and 0.06%, respectively, of the Issued and Outstanding Shares. As of the date hereof, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 105,190 shares and 35,062 shares of Common Stock, respectively, constituting approximately 0.34% and 0.11%, respectively, of the Issued and Outstanding Shares.

      As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 17,532 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 17,532 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 105,190 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 35,062 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 175,316 shares, constituting approximately 0.57% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 17,532 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 17,532 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 105,190 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 35,062 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 175,316 shares, constituting approximately 0.57% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 17,532 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 17,532 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 105,190 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 35,062 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 175,316 shares, constituting approximately 0.57% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 17,532 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 17,532 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 105,190 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 35,062 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 175,316 shares, constituting approximately 0.57% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.


(b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a), except for the following persons:

            (1) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

            (2) Pursuant to an account management agreement between Millennium Operations, LLC and Barington Companies Advisors, LLC (the "Management Agreement"), Barington Companies Advisors, LLC manages an investment account on behalf of Millenco, L.P. The 327,893 shares of Common Stock purchased in that managed account on behalf of Millenco, L.P. have been reported herein as being beneficially owned by Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James Mitarotonda and may also be deemed to be beneficially owned by Millenco, L.P., Millennium Management, L.L.C. and Israel Englander. Each such Reporting Entity has shared voting and dispositive power with respect to such shares.

      Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

      SIGNATURES
      ----------

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  August 24, 2005

                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors, LLC,
                                           its general partner


                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Managing Member


                                       BARINGTON COMPANIES INVESTORS, LLC


                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Managing Member


                                       /s/ James A. Mitarotonda
                                       ------------------------
                                       James A. Mitarotonda



                                       BARINGTON COMPANIES OFFSHORE
                                       FUND, LTD. (BVI)


                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name: James A. Mitarotonda
                                       Title: President

                                       BARINGTON COMPANIES ADVISORS, LLC



                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name: James A. Mitarotonda
                                       Title:   Authorized Signatory

                                       BARINGTON CAPITAL GROUP, L.P.
                                       By:  LNA Capital Corp., its general
                                            partner

                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name: James A. Mitarotonda
                                       Title: President and CEO


                                       LNA CAPITAL CORP.


                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name: James A. Mitarotonda
                                       Title: President and CEO


                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Authorized Signatory



                                       STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                       By: Admiral Advisors, LLC, its managing
                                       member


                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Authorized Signatory



                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member


                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Authorized Signatory

                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member


                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Managing Member


                                       C4S & CO., LLC



                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Managing Member



                                       /s/ Jeffrey M. Solomon
                                       ---------------------------------------
                                       Jeffrey M. Solomon, individually and as
                                       attorney-in-fact for Peter A. Cohen,
                                       Morgan B. Stark, and Thomas W. Strauss


                                       MILLENCO, L.P.
                                       By: Millennium Management, L.L.C., its
                                           general partner

                                       By: /s/ David Nolan
                                           ------------------------------
                                       Name:  David Nolan
                                       Title: Executive Vice President

                                       MILLENIUM MANAGEMENT, L.L.C.

                                       By: /s/ David Nolan
                                           ------------------------------
                                       Name:  David Nolan
                                       Title: Executive Vice President

                                       /s/ Israel A. Englander by Simon M. Lorne
                                       pursuant to Power of Attorney previously
                                       filed with the SEC
                                       ----------------------------------------
                                       Israel A. Englander

                                       RJG CAPITAL PARTNERS, L.P.

                                       By: RJG Capital Management, LLC, its
                                           general partner

                                       By: /s/ Ronald J. Gross
                                           ------------------------------
                                       Name: Ronald J. Gross
                                       Title: Managing Member

                                       RJG CAPITAL MANAGEMENT, LLC


                                       By: /s/ Ronald J. Gross
                                           ------------------------------
                                       Name: Ronald J. Gross
                                       Title: Managing Member

                                       /s/ Ronald J. Gross
                                       ----------------------------------
                                       Ronald J. Gross


                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       L.P.

                                       By: D.B. ZWIRN PARTNERS, LLC,
                                       its general partner

                                       BY: ZWIRN HOLDINGS, LLC,
                                       its managing member


                                       By: /s/ Daniel B. Zwirn
                                           ------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND
                                       (TE), L.P.

                                       By: D.B. ZWIRN PARTNERS, LLC,
                                       its general partner

                                       BY: ZWIRN HOLDINGS, LLC,
                                       its managing member


                                       By: /s/ Daniel B. Zwirn
                                           ------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES
                                       FUND, LTD.

                                       By:  D.B. Zwirn & Co., L.P., its manager

                                       By:  DBZ GP, LLC, its general partner

                                       By:  Zwirn Holdings, LLC, its managing
                                       member


                                       By: /s/ Daniel B. Zwirn
                                           ------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member


                                       HCM/Z SPECIAL OPPORTUNITIES LLC

                                       By:  D.B. Zwirn & Co., L.P., its manager

                                       By:  DBZ GP, LLC, its general partner

                                       By:  Zwirn Holdings, LLC, its managing
                                       member


                                       By: /s/ Daniel B. Zwirn
                                           ------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member


                                       D.B. ZWIRN & CO., L.P.

                                       By:  DBZ GP, LLC, its general partner

                                       By:  Zwirn Holdings, LLC, its managing
                                       member


                                       By: /s/ Daniel B. Zwirn
                                           ------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member

                                       DBZ GP, LLC

                                       By:  Zwirn Holdings, LLC, its managing
                                       member


                                       By: /s/ Daniel B. Zwirn
                                           ------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member


                                       ZWIRN HOLDINGS, LLC


                                       By: /s/ Daniel B. Zwirn
                                           ------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member


                                       /s/ Daniel B. Zwirn
                                       ----------------------------------
                                       Daniel B. Zwirn

                                    SCHEDULE

        This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.


Shares purchased by Barington Companies Equity Partners, L.P.

             Number of
Date           Shares             Price Per Share             Cost(1)
----         ---------            ---------------           -----------
8/3/2005         1,525                 $19.094                $29,118.35
8/3/2005         3,212                 $19.063                $61,230.36
8/4/2005         8,754                 $19.014                $166,448.56
8/4/2005         6,250                 $18.991                $118,693.75
----------

(1)  Excludes commissions and other execution-related costs.



Shares purchased by Barington Companies Offshore Fund, Ltd.

               Number of
Date             Shares             Price Per Share            Cost(2)
-------        ---------            ---------------          -----------
8/3/2005         3,050                 $19.094                $58,236.70
8/3/2005         6,424                 $19.063                $122,460.71
8/4/2005         17,506                $19.014                $332,859.08
8/4/2005         12,500                $18.991                $237,387.50
8/5/2005         13,750                $18.811                $258,651.25
8/8/2005         1,250                 $18.800                $23,500.00
8/9/2005         625                   $18.800                $11,750.00
8/10/2005        544                   $18.463                $10,043.87
8/11/2005        475                   $18.600                $8,835.00
8/12/2005        10,000                $18.381                $183,810.00
8/15/2005        8,002                 $18.237                $145,932.47
8/16/2005        4,251                 $18.135                $77,091.89
8/17/2005        822                   $18.227                $14,982.59
8/18/2005        7,178                 $18.052                $129,577.26
8/19/2005        2,500                 $17.979                $44,947.50
8/22/2005        5,825                 $17.900                $104,267.50
8/22/2005        5,162                 $17.650                $91,109.30
8/23/2005        3,750                 $17.994                $67,477.50
8/23/2005        17,325                $17.850                $309,251.25
----------

(2)   Excludes commissions and other execution-related costs.

Shares purchased by Parche, LLC


              Number of
Date           Shares              Price Per Share              Cost(3)
----          ---------            ---------------            -----------
8/3/2005         244                   $19.094                $4,658.94
8/3/2005         514                   $19.063                $9,798.38
8/4/2005         1,401                 $19.014                $26,638.61
8/4/2005         1,000                 $18.991                $18,991.00
8/5/2005         2,200                 $18.811                $41,384.20
8/8/2005         200                   $18.800                $3,760.00
8/9/2005         100                   $18.800                $1,880.00
8/10/2005        87                    $18.463                $1,606.28
8/11/2005        76                    $18.600                $1,413.60
8/12/2005        1,600                 $18.381                $29,409.60
8/15/2005        1,280                 $18.237                $23,343.36
8/16/2005        680                   $18.135                $12,331.80
8/17/2005        132                   $18.227                $2,405.96
8/18/2005        1,149                 $18.052                $20,741.75
8/19/2005        400                   $17.979                $7,191.60
8/22/2005        932                   $17.900                $16,682.80
8/22/2005        826                   $17.650                $14,578.90
8/23/2005        600                   $17.994                $10,796.40
8/23/2005        2,772                 $17.850                $49,480.20
----------

(3)   Excludes commissions and other execution-related costs.

Shares purchased by Starboard Value & Opportunity Fund, LLC

             Number of
Date           Shares              Price Per Share             Cost(4)
----         ---------             ---------------           -----------
8/3/2005         1,281                 $19.094                $24,459.41
8/3/2005         2,698                 $19.063                $51,431.97
8/4/2005         7,353                 $19.014                $139,809.94
8/4/2005         5,250                 $18.991                $99,702.75
8/5/2005         11,550                $18.811                $217,267.05
8/8/2005         1,050                 $18.800                $19,740.00
8/9/2005         525                   $18.800                $9,870.00
8/10/2005        457                   $18.463                $8,437.59
8/11/2005        399                   $18.600                $7,421.40
8/12/2005        8,400                 $18.381                $154,400.40
8/15/2005        6,721                 $18.237                $122,570.88
8/16/2005        3,570                 $18.135                $64,741.95
8/17/2005        691                   $18.227                $12,594.86
8/18/2005        6,030                 $18.052                $108,853.56
8/19/2005        2,100                 $17.979                $37,755.90
8/22/2005        4,893                 $17.900                $87,584.70
8/22/2005        4,337                 $17.650                $76,548.05
8/23/2005        3,150                 $17.994                $56,681.10
8/23/2005        14,553                $17.850                $259,771.05
----------

(4) Excludes commissions and other execution-related costs.

Shares purchased by HCM/Z Special Opportunities LLC

               Number of
Date            Shares               Price Per Share          Cost(5)
----           ---------             ---------------        -----------
8/5/2005          5,500                   $18.811           $103,460.50
8/8/2005          500                     $18.800           $9,400.00
8/9/2005          250                     $18.800           $4,700.00
8/10/2005         217                     $18.463           $4,006.47
8/11/2005         189                     $18.600           $3,515.40
8/12/2005         3,999                   $18.381           $73,505.62
8/15/2005         3,200                   $18.237           $58,358.40
8/16/2005         1,699                   $18.135           $30,811.37
8/17/2005         328                     $18.227           $5,978.46
8/18/2005         2,870                   $18.052           $51,809.24
8/19/2005         999                     $17.979           $17,961.02
8/22/2005         2,213                   $17.900           $39,612.70
8/22/2005         1,961                   $17.650           $34,611.65
8/23/2005         1,425                   $17.994           $25,641.45
8/23/2005         7,232                   $17.850           $129,091.20
----------

   (5)  Excludes commissions and other execution-related costs.



Shares purchased by D.B. Zwirn Special Opportunities Fund, L.P.

               Number of
Date            Shares               Price Per Share          Cost(6)
----           ---------             ---------------        -----------
8/5/2005          2,750                   $18.811           $51,730.25
8/8/2005          250                     $18.800           $4,700.00
8/9/2005          125                     $18.800           $2,350.00
8/10/2005         108                     $18.463           $1,994.00
8/11/2005         94                      $18.600           $1,748.40
8/12/2005         1,999                   $18.381           $36,743.62
8/15/2005         1,599                   $18.237           $29,160.96
8/16/2005         849                     $18.135           $15,396.62
8/17/2005         164                     $18.227           $2,989.23
8/18/2005         1,434                   $18.052           $25,886.57
8/19/2005         498                     $17.979           $8,953.54
8/22/2005         2,913                   $17.900           $52,142.70
8/22/2005         2,581                   $17.650           $45,554.65
8/23/2005           928                   $17.994           $16,698.43
----------
    (6)  Excludes commissions and other execution-related costs.

Shares purchased by D.B. Zwirn Special Opportunities Fund, Ltd.

                 Number of
Date              Shares              Price Per Share          Cost(7)
----             ---------            ---------------       -----------
8/5/2005          16,500                  $18.811           $310,381.50
8/8/2005          1,500                   $18.800           $28,200.00
8/9/2005          750                     $18.800           $14,100.00
8/10/2005         652                     $18.463           $12,037.88
8/11/2005         569                     $18.600           $10,583.40
8/12/2005         11,999                  $18.381           $220,553.62
8/15/2005         9,601                   $18.237           $175,093.44
8/16/2005         5,100                   $18.135           $92,488.50
8/17/2005         986                     $18.227           $17,971.82
8/18/2005         8,612                   $18.052           $155,463.82
8/19/2005         2,999                   $17.979           $53,919.02
8/22/2005         5,825                   $17.900           $104,267.50
8/22/2005         5,163                   $17.650           $91,126.95
8/23/2005         4,697                   $17.994           $84,517.82
8/23/2005         22,797                  $17.850           $406,926.45
----------

   (7)  Excludes commissions and other execution-related costs.


Shares purchased by D.B. Zwirn Special Opportunities Fund (TE), L.P.

                Number of
Date             Shares              Price Per Share          Cost(8)
----            ---------            ---------------        -----------
8/5/2005          2,750                   $18.811           $51,730.25
8/8/2005          250                     $18.800           $4,700.00
8/9/2005          125                     $18.800           $2,350.00
8/10/2005         110                     $18.463           $2,030.93
8/11/2005         98                      $18.600           $1,822.80
8/12/2005         2,003                   $18.381           $36,817.14
8/15/2005         1,603                   $18.237           $29,233.91
8/16/2005         853                     $18.135           $15,469.16
8/17/2005         166                     $18.227           $3,025.68
8/18/2005         1,440                   $18.052           $25,994.88
8/19/2005         504                     $17.979           $9,061.42
8/22/2005         699                     $17.900           $12,512.10
8/22/2005         620                     $17.650           $10,943.00
8/23/2005         450                     $17.994           $8,097.30
8/23/2005         4,621                   $17.850           $82,484.85
----------

     (8)    Excludes commissions and other execution-related costs.